                                                           EXHIBIT 4.(ii)(d)(11)





                                                           Contract No. MA-13068





                                 AMENDMENT TO

                     COMMITMENT TO GUARANTEE OBLIGATIONS



                                      BY



                         THE UNITED STATES OF AMERICA



                                UNDER TITLE XI



                 OF THE MERCHANT MARINE ACT, 1936, AS AMENDED



                                 ACCEPTED BY


                         GREAT INDEPENDENCE SHIP CO.



                          Dated as of March 28, 1996

                                 AMENDMENT TO
                     COMMITMENT TO GUARANTEE OBLIGATIONS

                                      by

                         THE UNITED STATES OF AMERICA

                                 Accepted by

                         GREAT INDEPENDENCE SHIP CO.
                                  Shipowner

                             ___________________

         THIS AMENDMENT TO COMMITMENT TO GUARANTEE OBLIGATIONS, dated as of March 28, 1996 (the "Guarantee Commitment"), made and entered into by the UNITED STATES OF AMERICA (the "United States"), represented by the SECRETARY OF TRANSPORTATION, acting by and through the MARITIME ADMINISTRATOR (the "Secretary"), and accepted on said date by GREAT INDEPENDENCE SHIP CO., a Delaware corporation (the "Shipowner").

RECITALS:

         A. The Shipowner is the sole owner of the INDEPENDENCE, which is more fully described in Table A hereto (the "Vessel"), which was reconditioned/reconstructed pursuant to certain construction contracts (the "Construction Contracts") with Newport News Shipbuilding and Drydock Company ("Newport News") and Hopeman Brothers, Inc. (collectively, the "Shipyards").

         B. The Shipowner, the Vessel, Great Hawaiian Properties Corporation, dba American Hawaii Cruises ("Great Hawaiian"), American Classic Voyages Co. (formerly known as The Delta Queen Steamboat Co.) and Newport News were parties in an action originally brought by Newport News in the United States District Court for the Eastern District of Virginia (the "Court") as Civil Action No. 4:94CV148 (the "Litigation") because of disagreement as to the amounts required to be paid to Newport News by or for the account of the Shipowner in connection with the reconditioning/reconstruction of the Vessel. On February 15, 1996, the parties to the Litigation reached a settlement and the Secretary has approved additional Actual Costs relating to the Vessel.

         C. On December 7, 1995, the Secretary made and entered, and the Shipowner accepted, a Commitment to Guarantee Obligations (the "Original Commitment") wherein the Secretary committed to guarantee the United States Government Guaranteed Ship Financing Obligations, Independence Series A (the "Original Obligations"). The Original Obligations, in the aggregate principal amount of $26,429,000, were issued by the Shipowner on December 7, 1995. The Secretary, in a letter to the Shipowner dated November 17, 1995, committed to guarantee additional obligations which will be designated United States Government Guaranteed Ship Financing Obligations, Independence Series B (the "Additional Obligations"), provided that the Secretary determine that the costs related to such Additional Obligations are eligible, fair and reasonable pursuant to Title XI (as hereinafter defined). Settlement of the Litigation has enabled the Secretary to make such determination.

         D. The Shipowner has issued the Original Obligations and will issue the Additional Obligations to aid in financing the reconditioning and reconstruction of the Vessel. To issue the Additional Obligations, the Shipowner will borrow an aggregate principal amount which, when aggregated with the Original Obligations, will approximately equal, but in no event will exceed, 87 1/2% of the Depreciated Actual Cost of the reconditioning/reconstruction, as of the Closing Date, of the Vessel. As used herein, the "Closing Date" refers to the date for the execution and delivery of the Additional Obligations as provided in the Purchase Agreement annexed hereto, subject to the conditions contained in Article V hereof.

         E. As one means of such financing, the Shipowner has entered into a purchase agreement (the "Purchase Agreement") with the purchaser named therein providing for the sale and delivery, on the Closing Date, of not in excess of $6,903,000 aggregate principal amount of Additional Obligations consisting of the Additional 2005 Notes and the Additional 2015 Bonds having the maturity dates and interest rates set forth in the Purchase Agreement and the Additional Obligations.

         F. The Shipowner will, on the Closing Date, execute and deliver Supplemental Indenture No. 1 ("Supplemental Indenture No. 1"), between the Shipowner and The Bank of New York, as Indenture Trustee (the "Indenture Trustee"), in connection with the Additional Obligations to be issued in respect of the Vessel, in the aggregate amount, with the maturities and bearing interest at the rates specified in Supplemental Indenture No. 1.

         G. Under the Secretary's Determination (the "Secretary's Determination"), to be entered into on the Closing Date between the Secretary and the Indenture Trustee, the Indenture Trustee will be authorized to endorse and execute, by means of facsimile signature of the Secretary and the facsimile seal of the Department of Transportation, on each of the Additional Obligations issued and to authenticate a guarantee by the Secretary of the payment in full of all the unpaid interest on, and the unpaid balance of the principal of, each Additional Obligation, including interest accruing between the date of default under such Obligation and the date of payment by the Secretary (individually, a "Guarantee" and, collectively, the "Guarantees").

         H. The Shipowner, as security for the Guarantees, and as security to the Secretary for the payment to the Secretary of the principal of, and the interest due or to become due on, the Endorsement to the Secretary's Note in accordance with the terms thereof, will, on the Closing Date, enter into an Amendment Number 1 to Security Agreement with the Secretary ("Amendment Number 1 to Security Agreement"), Contract No. MA-13070.

         I. The Shipowner will as further security to the Secretary, execute and deliver on the Closing Date, Supplement Number 1 to First Preferred Ship Mortgage, Contract MA-13071.

                              W I T N E S S E T H:


         That under the provisions of Title XI of the Merchant Marine Act, 1936, as amended and in effect on the date hereof (said provisions, as so amended and in effect on the date hereof, being called "Title XI") and in consideration of (i) the covenants of the Shipowner contained herein, (ii) the payment by the Shipowner to the Secretary of the charges for this Guarantee Commitment pursuant to Section 1104(f) of Title XI and (iii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Secretary hereby commits itself as herein provided.

         Amendment Number 1 to Security Agreement has been executed and is annexed to each counterpart of this Guarantee Commitment.

         Annexed to each counterpart of this Guarantee Commitment are forms of the Purchase Agreement, Supplemental Indenture No. 1, the Additional Obligations, the Secretary's Determination, Supplement Number 1 to the Mortgage and the Endorsement to the Secretary's Note.

         A Consent of Shipyard from Newport News will be requested to be executed and delivered and the Purchase Agreement, Supplemental Indenture No. 1, the Additional Obligations, the Secretary's Determination, Supplement Number 1 to Mortgage and the Endorsement to the Secretary's Note (except as otherwise required by the Secretary), shall be executed and delivered on or before the date hereof, substantially in the respective forms annexed hereto, except that the blanks therein, if any, shall be filled in as contemplated therein and herein and, except further that the maturity dates and interest rates of the Additional Obligations must be further approved by the Secretary.





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
                                   ARTICLE I

                    Findings and Determinations of Secretary

        Pursuant to Section 1104(d) of Title XI, the Secretary has found that the property or project with respect to which the Additional Obligations will be executed will be, in his opinion, economically sound.

        Pursuant to Sections 1101(f), 1101(g) and 1104(b)(2) of Title XI, the Secretary has determined that the Actual Cost of the reconditioning/reconstruction of the Vessel is $40,006,036 and the Depreciated Actual Cost of reconditioning/reconstruction of the Vessel is $38,096,433. The Depreciated Actual Cost of the reconditioning/reconstruction for the Vessel is comprised of the amounts determined by the Secretary set forth in Table A annexed hereto, and the Secretary has determined that the amounts set forth in said Table A are itemized as also set forth therein. The Secretary may, at the request of the Shipowner, make a redetermination of the Actual Cost and the Depreciated Actual Cost of the reconditioning/reconstruction of the Vessel to include, in addition to the items set forth or referred to in said Table A, any other items or any increase in the amounts of the items set forth or referred to therein.

        On the Closing Date, the aggregate principal amount of the Obligations will not exceed 87 1/2% of the Depreciated Actual Cost as of the Closing Date.

        Pursuant to Section 1104(b)(3) and 1104(b)(5) of Title XI, respectively, the Secretary has determined that the maturity dates of the Additional Obligations are satisfactory and that the interest rates to be borne by the Additional Obligations (exclusive of the charges for the Guarantee Fee and service charges, if any) to be issued on the Closing Date are reasonable, taking into account the range of interest rates prevailing in the private market for similar loans and risks assumed by the Secretary.

        Pursuant to Section 1104(b)(4) of Title XI, the Secretary has determined that payments of principal required by the Additional Obligations are satisfactory.

                                   ARTICLE II

                 Commitment to Guarantee Additional Obligations

        The United States, represented by the Secretary, HEREBY COMMITS ITSELF TO GUARANTEE (as provided in the Additional Obligations) the payment of the unpaid interest on, and the unpaid balance of the principal of, the Additional Obligations, including interest accruing between the date of default under the Additional Obligations and the payment in full of the Guarantees, and, to effect this Guarantee Commitment, hereby commits itself to execute and deliver the Secretary's Determination, Amendment Number 1 to Security Agreement and Supplement Number 1 to the Mortgage on the Closing Date.

                                  ARTICLE III

                           The Additional Obligations

     The Additional Obligations shall be as provided in the Supplemental Indenture and in the forms of the Additional Obligations annexed as Exhibits 2(a) and (b) to Supplemental Indenture No. 1. The Additional Obligations shall be subject to all of the terms and conditions set forth in Supplemental Indenture No. 1 and in the forms thereof. Supplemental Indenture No. 1, the Additional Obligations, Amendment Number 1 to Security Agreement, the Endorsement to the Secretary's Note and Supplement Number 1 to the Mortgage shall be executed and delivered by the Shipowner on the Closing Date. The forms of the Purchase Agreement, Supplemental Indenture No. 1, the Additional Obligations, the Secretary's Determination, Amendment No. 1 to Authorization Agreement, Amendment Number 1 to Security Agreement, Supplement Number 1 to the Mortgage and the Endorsement to the Secretary's Note are hereby approved by the Secretary.





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
                                   ARTICLE IV

                           Covenants of the Shipowner

         The Shipowner represents and, until termination of this Guarantee Commitment, agrees:

                 (a) that the Vessel has been reconditioned/reconstructed substantially in accordance with the plans and specifications, as applicable, pursuant to the Construction Contracts in a shipyard within the United States approved by the Secretary and has been, shall remain, and on the Closing Date will be documented under the laws of the United States;

                 (b) to furnish to the Secretary, promptly upon written request, such reasonable, material and pertinent reports, evidence, proof or information, in addition to that furnished pursuant to the further provisions of this Guarantee Commitment or in the application for this Guarantee Commitment under Title XI or otherwise available to the Secretary, as the Secretary may reasonably deem necessary or appropriate in connection with the performance by the Secretary of his duties and functions under the Act;

                 (c) to maintain records of all amounts paid or obligated to be paid by or for the account of the Shipowner for the reconditioning/reconstruction of the Vessel;

                 (d) to permit the Secretary, promptly upon request, to make such reasonable, material and pertinent examination and audit of the Shipowner's books, records and accounts and to take such information therefrom and make such transcripts or copies thereof, as the Secretary may reasonably deem necessary or appropriate in connection with the performance by the Secretary of his duties and functions under the Act;

                 (e) to maintain its United States citizenship within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purpose of operation of the Vessel in the trade or trades in which the Shipowner proposes to operate the Vessel, to the satisfaction of the Secretary and, at the time of the execution and delivery of the Secretary's Determination, to submit to the Secretary such supplemental proof of citizenship as the Secretary may deem appropriate to evidence the continued United States citizenship of the Shipowner for said purpose; and

                 (f) to execute and deliver, on the Closing Date, the Purchase Agreement, the Additional Obligations, Amendment Number 1 to Security Agreement, the Supplemental Indenture, the Endorsement to the Secretary's Note and Supplement Number 1 to the Mortgage.





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
                                   ARTICLE V

                  Conditions to Execution and Delivery of the
                Secretary's Determination and Amendment Number 1
                             to Security Agreement

     On the Closing Date, the Secretary's Determination shall be executed and delivered by the United States and the Indenture Trustee; Amendment Number 1 to Security Agreement and Supplement Number 1 to the Mortgage shall be executed and delivered by the Shipowner and the Secretary; Supplemental Indenture No. 1 shall be executed and delivered by the Shipowner and the Indenture Trustee; the Endorsement to the Secretary's Note shall be executed and delivered and the Additional Obligations shall be issued and delivered by the Shipowner; and the Purchase Agreement shall be executed and delivered by the Shipowner and the purchaser of the Additional Obligations. The obligation of the United States represented by the Secretary to execute and deliver the Secretary's Determination, Amendment No. 1 to Authorization Agreement, Amendment Number 1 to Security Agreement and Supplement Number 1 to the Mortgage on the Closing Date shall be subject to the following conditions unless waived in writing by the Secretary:

         (a) the Closing Date shall occur prior to May 30, 1996, unless otherwise extended by the Secretary;

         (b) on the Closing Date, the Vessel shall be free of any claim, lien, charge, mortgage or other encumbrance of any character (except the Mortgage, the Security Agreement, and liens otherwise permitted by Section 2.04 of Exhibit 1 to the Security Agreement); and the Purchase Agreement shall have been executed and delivered on or prior to the Closing Date and Supplemental Indenture No. 1 and the Additional Obligations shall have been duly executed and delivered on the Closing Date;

         (c) on the Closing Date, the Shipowner shall be a citizen of the United States within the meaning of Section 2 of the Shipping Act 1916, as amended, and shall have furnished to the Secretary affidavits setting forth data showing such citizenship to the Secretary's satisfaction at least 20 days prior to the Closing Date and shall have submitted pro forma affidavits at least ten days prior to the Closing Date;

         (d) on the Closing Date (i) there shall have been delivered to the Secretary one executed counterpart and three copies of the Purchase Agreement, and two executed counterparts of the Supplemental Indenture; (ii) two specimen copies of the Additional Obligations issued under the Indenture; and (iii) two copies of all other documents delivered by the Shipowner or the Indenture Trustee on the Closing Date;

         (e) the following representations and warranties shall have been made to the Secretary in writing and shall be true as of the Closing Date:

                 (i) the Shipowner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has not failed to qualify to do business in any jurisdiction in the United States in which its business or properties require such qualification, and had and has full legal right, corporate power and authority to own its own properties and assets and conduct its business as it is presently conducted;

                 (ii) the Shipowner had and has legal power and authority to enter into and carry out the terms of this Guarantee Commitment, the Purchase Agreement, the Additional Obligations, Supplemental Indenture No. 1, Amendment Number 1 to Security Agreement, the Endorsement to Secretary's Note and Supplement Number 1 to the Mortgage;

                 (iii) each and all of the documents and instruments referred to in clause (ii) hereof have been duly authorized, executed and delivered by the Shipowner and constitute, in accordance with their respective terms, legal, valid and binding instruments enforceable against the Shipowner;

                 (iv) the consummation of the transactions contemplated by and compliance by the Shipowner of all the terms and provisions of the documents and instruments referred to in clause (ii) hereof will not violate any provisions of the Certificate of Incorporation or By-laws of the Shipowner and will not result in a breach of the terms and provisions of, or constitute a default under any other agreement or undertaking by the Shipowner or by which the Shipowner is bound or any order of any court or administrative agency entered in any proceedings to which the Shipowner is or has been a party;

                 (v) the Offering Circular, containing a description of the Additional Obligations (the "Offering Circular"), of which the Secretary shall have received a conformed copy, does not contain any untrue statements or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

                 (vi) there is no litigation, proceeding or investigation pending or, to the best of the Shipowner's knowledge, threatened, involving the Shipowner or any of its property which could prevent or jeopardize the performance by the Shipowner of the documents and instruments referred to in clause (ii) hereof.

         (f) there shall have been delivered to the Secretary a copy of each document and legal opinion delivered to the purchaser of the Additional Obligations on the Closing Date;

         (g) the Secretary shall have received the initial Guarantee Fee payable under the Security Agreement;

         (h) all charges levied or assessed by the Secretary under Section 1104(f) of Title XI shall have been paid by the Shipowner;

         (i) the Shipowner shall have performed without material breach its agreements under Article IV hereof, and the further terms, conditions and provisions of this Guarantee Commitment shall have been complied with in all material respects;

         (j) there shall not have occurred any event which constitutes (or after any period of time or any notice, or both, would constitute) a "Default" under the Security Agreement;

         (k) there shall have been executed and delivered to the Secretary an opinion of counsel to the effect stated in the form annexed hereto as Schedule One;

         (l) the Secretary shall have received a letter agreement from the Shipowner to provide the Secretary within a reasonable time after the Closing Date, with six conformed copies of the Guarantee Commitment and each of the Appendices and Exhibits thereto executed on or prior to such date;

         (m) the Secretary shall have received satisfactory evidence that the Vessel is in class according to the standards of the American Bureau of Shipping and that the Vessel has a current certificate of inspection issued by the U.S. Coast Guard;

         (n) on the Closing Date, the Shipowner shall certify that all non-Title XI loans to the Shipowner relating to the Vessel have been discharged; and

         (o) at least ten days prior to the Closing Date the Shipowner shall have provided the Secretary with satisfactory evidence of marine insurance as required by the Security Agreement.





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
                                   ARTICLE VI

                       Variation of Guarantee Commitment

         No variation from the terms and conditions hereof shall be permitted except pursuant to an amendment executed by the Secretary and accepted by the Shipowner.

                                  ARTICLE VII

               Termination or Assignment of Guarantee Commitment

     This Guarantee Commitment may terminate and the parties hereto shall have no further rights or obligations hereunder, upon written notice by the Secretary, after the earlier of (a) the termination of the obligations of the United States pursuant to the Shipowner's failure to satisfy one or more conditions set forth in Article V hereof or (b) the execution and delivery of Amendment Number 1 to the Security Agreement and the Secretary's Determination.

     This Guarantee Commitment may not be assigned by the Shipowner without the prior written approval of the Secretary and any attempt to do so shall be null and void ab initio.

                                  ARTICLE VIII

                          Conformity with Regulations

     The Secretary hereby affirms that, with respect to the rights of the Indenture Trustee and the Holders of the Additional Obligations, this Guarantee Commitment conforms to its existing regulations governing the issuance of commitments to guarantee and guarantees under Title XI of the Act and that this Guarantee Commitment contains a complete list of conditions required for the execution and delivery of the Guarantees.

                                   ARTICLE IX

                                 Miscellaneous

         (a) The table of contents and the titles of the Articles are inserted as a matter of convenient reference and shall not be construed as a part of this Guarantee Commitment. This Guarantee Commitment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         (b) For all purposes of this Guarantee Commitment, unless otherwise expressly provided or unless the context shall otherwise require:

                 (i) The terms "hereof", "herein", "hereby", "hereto", "hereunder", "hereinafter" and "herewith" refer to this Guarantee Commitment as the same may be supplemented or amended as herein provided;

                 (ii) Terms defined in Schedule X of the Security Agreement as amended by Amendment Number 1 to Security Agreement annexed hereto or by reference therein to other instruments shall have the respective meanings stated in Schedule X, as amended, or such other instruments; and

                 (iii) Notwithstanding any provision herein, in the event there are any inconsistencies between the original of this document held by the Secretary and the original of this document held by any other party hereto, the provisions of the original of this document held by the Secretary shall prevail.





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
     IN WITNESS WHEREOF, this Commitment to Guarantee Obligations has been executed by the United States and accepted by the Shipowner, all as of the day and year first above written.


                          UNITED STATES OF AMERICA,
                          SECRETARY OF TRANSPORTATION


                                                  BY:  MARITIME ADMINISTRATION


(SEAL)
                                                  BY: /s/ Joel C. Richard
                                                      __________________________
                                                      Secretary
                                                      Maritime Administration

Attest:


/s/ Sarah J. Johnson
_______________________
Assistant Secretary
Maritime Administration


                                                  ACCEPTED BY:

                                                  GREAT INDEPENDENCE SHIP CO.
                                                  as Shipowner


                                                  BY:  /s/ Jordan B. Allen
                                                       _______________________
                                                       Vice President

Attest:


BY: /s/ Robin Mariella
    ______________________
    Assistant Secretary

                                   TABLE A

        The Actual Cost of the Vessel INDEPENDENCE, O.N. 261147, as of the date hereof, as determined by the Secretary, for the reconditioning/reconstruction of the INDEPENDENCE, is $40,006,036, and the Depreciated Actual Cost, as of the date hereof, as determined by the Secretary, is $38,096,433, both calculated and itemized as follows:

                                                       Amount
                                                      Obligated        Total Actual
                                     Amount         (or otherwise)   Cost/Depreciated
                                     Paid            To Be Paid        Actual Cost
                                     -----           ----------      ----------------
Shipyard Price                    $11,815,167                           $40,006,036
Owner Furnished Items              14,737,980
Design, Engineering
& Inspection                        3,496,181
Changes and Extras                  9,871,500
Net Interest During
 Construction                          85,208
                                   ----------       -----------          ----------

Total Actual Cost                 $40,006,036                           $40,006,036

Less Depreciation
to March 28, 1996:                $ 1,909,603

                 Total Depreciation                                     $ 1,909,603
                                                                         ----------

Total Depreciated Actual Cost                                           $38,096,433
                                                                         ----------